REPORT OF INDEPENDENT
AUDITORS


The Board of Trustees
Nuveen Exchange-Traded Funds

In planning and performing our audit of the financial statements of each of the Nuveen Exchange-Traded Funds listed in Exhibit
A attached hereto (the "Funds") for the year ended May 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American
Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, and its operation, including controls for safeguarding securities, and that we consider to be material weaknesses as defined above as of May 31, 2002.

This report is intended solely for the information and use of the Board of Trustees and management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/ERNST & YOUNG LLP

Chicago, Illinois
July 12, 2002

Exhibit A


Nuveen Connecticut Premium Income Municipal Fund
Nuveen Connecticut Dividend Advantage Municipal Fund
Nuveen Connecticut Dividend Advantage Municipal Fund
2
Nuveen Georgia Premium Income Municipal Fund
Nuveen Georgia Dividend Advantage Municipal Fund
Nuveen Maryland Premium Income Municipal Fund
Nuveen Maryland Dividend Advantage Municipal Fund
Nuveen Maryland Dividend Advantage Municipal Fund 2
Nuveen Massachusetts Premium Income Municipal Fund
Nuveen Massachusetts Dividend Advantage Municipal
Fund
Nuveen Missouri Premium Income Municipal Fund
Nuveen North Carolina Premium Income Municipal Fund
Nuveen North Carolina Dividend Advantage Municipal
Fund
Nuveen North Carolina Dividend Advantage Municipal
Fund 2
Nuveen Virginia Premium Income Municipal Fund
Nuveen Virginia Dividend Advantage Municipal Fund
Nuveen Virginia Dividend Advantage Municipal Fund 2
Nuveen Select Maturities Municipal Fund